UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 18, 2005

eFunds Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona		85253
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480.629.7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On June 18, 2005, Classic Payment Solutions and Services Private Limited ("eFunds India Payment Solutions"), an indirect subsidiary of eFunds Corporation, a Delaware corporation ("eFunds") (NYSE: EFD), consummated the transactions contemplated by a Business Transfer Agreement (the "Agreement") dated March 31, 2005 with India Switch Company Private Limited, a company incorporated under the laws of India ("ISC"). Pursuant to the Agreement, (i) eFunds India Payment Solutions purchased substantially all of the assets of ISC's ATM management, transaction processing and debit card production business (the "Business") as a going concern on a slump sale basis. The Business is conducted in India.

The initial cash purchase price paid for the Business is $17.5 million subject to working capital adjustments and holdback arrangements. An additional payment may be made approximately one year following the closing if the Business achieves certain revenue objectives during that period. The maximum amount payable in respect of this earn-out is $2.5 million. eFunds India Payment Solutions also assumed outstanding debt of the Business of approximately $3.1 million. eFunds India Payment Solutions funded the purchase through its available cash resources.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation

June 22, 2005	By:	/s/ George W. Gresham

Name: George W. Gresham
Title: Chief Financial Officer